EXHIBIT 99.2

MASTER SERVICER COMPLIANCE CERTIFICATE

U.S. Bank National Association, As Indenture Trustee CN-WN-06CT 425 Walnut Street, 6th Floor Cincinnati, Ohio 45202	Education Funding Capital Trust – IV c/o U.S. Bank National Association, as Co-Owner Trustee CN-WN-06CT 425 Walnut Street, 6th Floor Cincinnati, Ohio 45202

Pursuant to Sections 3.05(g) and 11.01 of the Indenture of Trust dated as of May 1, 2004, by and among Education Funding Capital Trust – IV, U.S. Bank National Association, as Indenture Trustee and Fifth Third Bank, as Trust Eligible Lender Trustee, as amended (the “Indenture”), and Section 7(1) of the Master Servicing Agreement dated as of May 1, 2004 among Education Funding Capital Trust – IV, Education Lending Services, Inc., U.S. Bank National Association as Indenture Trustee and Fifth Third Bank as Trust Eligible Lender Trustee (the “Master Servicing Agreement”) the undersigned hereby certifies that (i) a review of the activities of Education Lending Services, Inc., as Master Servicer (the “Master Servicer”) under the Master Servicing Agreement for the period from May 1, 2004 through December 31, 2004 has been made under the supervision of the undersigned and (ii) to the best of my knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Master Servicing Agreement throughout such period.

March 25, 2005	/s/ Perry D. Moore
Perry D. Moore
Executive Vice President-Finance
Education Lending Services, Inc.